National-Standard
Niles, Michigan 49120 (616) 683-8100


Niles, Michigan
Corporate Headquarters

For Additional Information
Contact W.D. Grafer
                                                           For Immediate Release
                                                                January 22, 1998

                            NATIONAL-STANDARD COMPANY
                          REPORTS FIRST QUARTER RESULTS

Niles, Mich., Jan. 22, 1998   National-Standard Company announced sales for the
first quarter ended December 31, 1997 of $56.9 million, compared to $59.9 million reported for the same period last year, according to M.B. Savitske, President and Chief Executive Officer. The decrease was due in part to lower sales in the U.K. subsidiary, a direct result of the restructuring in the U.K. during Fiscal 1997. In North America, sales declined in the air bag inflator filtration products and rubber reinforcement products. The decline in air bag products follows the decision to discontinue the sale of certain unprofitable wire cloth mesh products. The decline in rubber reinforcement is due primarily to lower selling prices. These declines, however, were partially offset by a 13 percent increase in weld wire sales over the same period last year and an 18 percent increase in sales of fabricated filters for air bag inflators.

Net income for the quarter was $.2 million or 4 cents per share versus $.7 million or 14 cents per share last year. This year s net income was $.5 million lower than last year as rubber reinforcement product margins declined due to continued pricing pressure pushing selling prices down as the current market supply of bead wire exceeds demand in the tire industry.

The restructuring taken in U.K. during Fiscal 1997 has had a positive impact on 1998 results to date. Operating profit in the U.K. improved $.2 million over last year on $1.9 million lower sales over the comparable period last year. Continued improvement is expected for the remainder of the year.

"There were four bright spots in our first quarter; improving margins in the U.K., continued growth in weld wire sales, higher sales of more value added air bag filtration products, and the successful QS-9000 registration audits at three locations, Mesa, Arizona, Kidderminster, England, and the corporate office in Niles, Michigan," said M.B. Savitske, President and Chief Executive Officer. "While bead wire pricing remains extremely difficult, we believe that cost reduction activities that are scheduled to be implemented during the remainder of the year will mitigate this negative effect on the final nine months of 1998."

Founded in 1907, National-Standard is a Niles, Michigan based firm with annual sales of approximately $250 million. In nine operating facilities throughout the world, the Company manufactures and distributes a broad range of wire and wire-related products, including tire bead wire and welding wire, in addition to wire cloth and fabricated filters for the automotive air bag industry.

This press release may contain forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Cautionary statements accompanying these forward-looking statements are set forth, along with this release, in a Form 8-K filed with the Securities and Exchange Commission.

Financial Highlights

National-Standard Company and Subsidiaries
($000 except per share amounts)

For three months ended December 31:

                                         1997               1996

Net Sales                            $ 56,941           $ 59,874
Operating Profit                          925              1,645
Net Income                                206                737
Basic and Diluted Earnings per Share      .04                .14
Average Shares Outstanding          5,228,644          5,313,080


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